Exhibit 99.1

FOR IMMEDIATE RELEASE:

July 11, 2024

Contact:	Tito L. Lima
Chief Financial Officer and Treasurer
(814) 765-9621

CNB BANK ANNOUNCES MANAGEMENT PROMOTION AND APPOINTMENTS

Clearfield, P.A. – CNB Bank (“Bank”), the wholly-owned banking subsidiary of CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), today announced senior management changes as approved by the Board of Directors at a meeting held on July 9, 2024.

Mr. Michael Noah has been promoted to Executive Vice President and Chief Operating Officer. Mr. Noah has been with CNB Bank since 2017 and has served as the Regional President of its BankOnBuffalo division since 2021. In his new role as Chief Operating Officer, Mr. Noah will be the lead officer of the Bank’s Regional Presidents. Working with these Regional Presidents and their leadership teams, Mr. Noah will be responsible for ensuring the implementation of the Corporation’s loan and deposit growth strategies, and integrating the Corporation’s revenue generation and efficiency management activities, at the Bank’s family of divisions including CNB Bank, BankOnBuffalo, ERIEBANK, FCBank, Impressia Bank, and Ridge View Bank.

Mr. Martin Griffith has been appointed as Senior Executive Vice President and Chief Revenue Officer for CNB Bank. Mr. Griffith has been with CNB Bank since 2016, and previously held the positions of the BankOnBuffalo division founding President, as well as Chief Banking Officer. In this new role as Chief Revenue Officer, Mr. Griffith will develop and implement growth and revenue generation strategies covering the Bank’s primary sources of interest income and fees, including Commercial Banking, Private Banking, and Wealth and Asset Management. Commercial Banking activities include the Bank’s current and prospective portfolio of clients in the Commercial and Industrial, Commercial Real Estate, and Treasury Management business segments. In addition, his management and oversight of the Private Banking and Wealth Management divisions will promote customer relationship expansion in the Bank’s current customer base and markets, as well as seek to add new clients and markets for trust and wealth management.

Mr. Richard Greslick has been appointed as Senior Executive Vice President and Chief Administrative Officer for CNB Bank. Mr. Greslick has been with CNB Bank since 1998, and previously held several senior management positions including Chief Support Officer and Chief Operating Officer. In this new role as Chief Administrative Officer, Mr. Greslick will provide senior leadership over the Bank’s back-office Operations and Employee Resource functions, as well as Retail Lending. As the Chief Administrative Officer, he will seek to achieve greater operational efficiencies while ensuring the quality of client experiences and required regulatory compliance over the Bank’s various support activities. The Operations activities under his leadership will include loan and deposit account operations and related core application administration, payments processing including electronic banking activities, card services, and physical security. Retail Lending includes mortgage banking, home equity lending, and other consumer lending activities. Employee Resources includes human resource recruitment and retention, payroll processing, and benefits management activities.

Michael D. Peduzzi, President and CEO of the Corporation and Bank, stated, “We are excited to announce these important management changes that both recognize and realign the strengths of some of our senior leaders to both catalyze future growth, and promote greater efficiency in the operations of our company.

Marty Griffith has been a critical driver to much of the commercial loan growth success of CNB Bank, especially over recent years where he was more involved in our entire corporate footprint. As our new Chief Revenue Officer, we look to extend his commercial banking success to promote the revenue generation collaboration among our key business segments. While continuing to support further qualitative commercial loan growth and increased top-line loan interest income across all our markets, we look for Marty and his team to identify opportunities to realize stronger revenue growth in our wealth and treasury management fee-based businesses.

Rich Greslick has been a key player in the development of the Bank’s operations platforms over the past twenty years when the Bank experienced a period of rapid growth. As Rich and his team have ensured that our company embraces the modernization and expansion of our support functions, he will now be charged with overseeing how these back-office functions, in conjunction with our Employee Resources objectives, can be further integrated to maximize the efficiency of the processes supporting our continued growth and franchise expansion activities.

Michael Noah has successfully led the growth of our BankOnBuffalo division in recent years, reflecting a combination of highly productive commercial business development officers, successful retail banking and funding efforts, integration of all aspects of treasury management, and successful cross-referral and development with the private banking and wealth management functions. As our new Chief Operating Officer, we look forward to benefitting from Mike’s leadership and skills in collaborating with our other Regional Presidents to best implement our corporate revenue generation and expense management initiatives, to realize more consistent efficiency and increasing profitability across all our divisions.”

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.9 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office, one mobile office, and 52 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank’s primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.